Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Immune Pharmaceuticals, Inc. and subsidiaries on Form S-8 (Nos. 333-156438, 333-151150, 333-130865, 333-130861 and 333-130860) of our report dated April  9, 2014, on our audits of the consolidated financial statements as of December 31, 2013, and 2012 and for each of the years in the two year period ended December 31, 2013 and for the cumulative period from July 11, 2010 (date of inception) through December 31, 2013, of Immune Pharmaceuticals Inc. which is included in this Annual Report on Form 10-K of Immune Pharmaceuticals Inc.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 9, 2014